Exhibit 10.1

SECOND AMENDED AND

RESTATED NOMINATION

AGREEMENT

between

AI INTERNATIONAL CHEMICALS S.à R.L.

and

LYONDELLBASELL INDUSTRIES N.V.

In relation to the nomination of the

members of the Board of Directors

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	2

2.	ARTICLES OF ASSOCIATION	3

3.	BOARD REGULATIONS	3

4.	BOARD NOMINATIONS	3

5.	BOARD COMMITTEES	4

6.	DURATION	5

7.	MISCELLANEOUS	5

SECOND AMENDED AND

RESTATED NOMINATION

AGREEMENT

THE UNDERSIGNED:

1.	AI INTERNATIONAL CHEMICALS S.À R.L., a société à responsabilité limitée or limited liability company organized under the laws of Luxembourg, with Registre de Commerce et des Sociétés (R.C.S.) identification number Luxembourg Bl44098 (and formerly known as “AI International Finance S.à r.l.”), c/o Citadel Administration SA, 15-17, avenue Gaston Diderich, L-1420 Luxembourg, hereinafter referred to as “Investor”;

2.	LYONDELLBASELL INDUSTRIES N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of The Netherlands with its corporate seat at Rotterdam, the Netherlands, and registered office at One Vine Street, W1J 0AH, London, United Kingdom, registered with the Chamber of Commerce with number 24473890, hereinafter referred to as “LBI” and together with Investor as “Parties”,

RECITALS

A.	The Investor, together with its Affiliates, directly or indirectly holds shares in the capital of LBI.

B.	On the date hereof, the articles of association of LBI were amended, pursuant to which (i) LBI no longer has a dual board structure (consisting of both a management board and a supervisory board) and (ii) LBI now has a unitary board structure (consisting of a single board on which both executive and non-executive members serve as directors).

C.	The Nomination Agreement has been amended to reflect LBI’s adoption of a unitary board system and that, accordingly, the Investor’s nomination rights shall, going forward, relate to non-executive members of the Board (as defined herein).

D.	Pursuant to this Agreement, the Investor shall be entitled to nominate one, two or three (as the case may be) individuals to be appointed as non-executive members of the Board.

E.	If at any time during the term of this Agreement the Investor becomes a Three Director Investor, then so long as the Investor remains a Three Director Investor, at least one non-executive member of the Board nominated by the Investor shall be entitled to serve on each Committee to the extent not prohibited by law or by any then applicable stock exchange rules or listing requirements and in accordance with Clause 5.1.

HEREBY AGREE AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
	Affiliate	with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person. For purposes of this definition, the terms “control,” “controlling,” “controlled by” and “under common control with,” as used with respect to any person, means the possession, directly or indirectly, of the power to direct the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, with respect to the Investor, “Affiliate” shall include all investment funds managed or controlled by the Investor or the Investor’s Affiliates

	Agreement	this Nomination Agreement

	Articles	the Articles of Association of LBI as in effect from time to time

	Board	the board of directors of LBI, consisting of both executive and non-executive members

	Business Day	any day other than (a) a Saturday, (b) a Sunday, (c) any day on which commercial banks in New York, New York or The Netherlands are required or authorized to close by law or executive order and (d) the Friday after Thanksgiving

	Clause	a clause in this Agreement

	Committees	the committees of the Board (e.g., Audit, Compensation, Finance, Nominating and Governance, and Health, Safety, Environmental & Operations)

	Investor	has the meaning attributed in the heading of this Agreement

	LBI	has the meaning attributed in the heading of this Agreement

	One Director Investor	the Investor, if entitled to nominate one non-executive member of the Board pursuant to Clause 4.1 of this Agreement

	Outstanding Shares	the number of shares outstanding as defined under Dutch law and specifically not including shares that are held in treasury. The percentage ownership required for Investor to be a One, Two or Three Director Investor under this Agreement will be based solely on the outstanding shares and not the issued share capital

	Parties	has the meaning attributed in the heading of this Agreement

Termination Date	has the meaning attributed in Clause 6.1

Three Director Investor	the Investor, if entitled to nominate at least three non-executive members of the Board pursuant to Clause 4.3 of this Agreement

Two Director Investor	the Investor, if entitled to nominate two non-executive members of the Board pursuant to Clause 4.2 of this Agreement

1.2	Interpretation

In this Agreement, unless the context dictates otherwise:

1.2.1	the masculine gender shall include the feminine and the neuter and vice versa;

1.2.2	references to a person shall include a reference to any individual, company, association, partnership or joint venture;

1.2.3	references to “include” and “including” shall be treated as references to “include without limitation” or “including without limitation”;

1.2.4	the headings are for identification only and shall not affect the interpretation of this Agreement;

1.2.5	references to “Clauses” and “paragraphs” are to clauses and paragraphs of this Agreement.

2.	ARTICLES OF ASSOCIATION

2.1	No amendment which adversely affects the nomination rights of the Investor set forth in Clause 4 and which has the effect of materially reducing the likelihood that the Investor’s nominee is elected to the Board, shall be made to the Articles without prior written approval of the Investor.

3.	BOARD REGULATIONS

3.1	LBI shall not take any action to cause the Board to make any amendment to the internal rules of procedure of the Board which adversely affects the nomination rights of the Investor set forth in Clause 4 and which has the effect of materially reducing the likelihood that the Investor’s nominee is elected to the Board without prior written approval of the Investor.

4.	BOARD NOMINATIONS

4.1	In the event the Investor, together with its Affiliates, holds directly or indirectly 5% or more, but less than 12%, of the Outstanding Shares of LBI, LBI shall use its reasonable best efforts to cause the Board to take all required action to make (a) the appointment by the Board in accordance with article 15.2 of the Articles and (b) the binding nomination by the Board in accordance with article 12.3 of the Articles for the appointment of non-executive members of the Board, each in such a way that at least one of the non-executive members of the Board shall be a person nominated by the Investor.

4.2	In the event the Investor, together with its Affiliates, holds directly or indirectly 12% or more, but less than 18%, of the Outstanding Shares of LBI, LBI shall use its reasonable best efforts to cause the Board to take all required action to make (a) the appointments by the Board in accordance with article 15.2 of the Articles and (b) the binding nominations by the Board in accordance with article 12.3 of the Articles for the appointment of non-executive members of the Board, each in such a way that at least two of the non-executive members of the Board shall be persons nominated by the Investor.

4.3	In the event the Investor, together with its Affiliates, holds directly or indirectly 18% or more of the Outstanding Shares of LBI, LBI shall use its reasonable best efforts to cause the Board to take all required action to make (a) the appointments by the Board in accordance with article 15.2 of the Articles and (b) the binding nominations by the Board in accordance with article 12.3 of the Articles for the appointment of non-executive members of the Board, each in such a way that at least three of the non-executive members of the Board shall be persons nominated by the Investor.

4.4	In the event that the Investor has become entitled to nominate one or more persons pursuant to Clause 4.1(a), 4.2(a) or 4.3(a), and no general meeting at which the appointment of such nominee(s) (notwithstanding an appointment of such nominee(s) by the Board pursuant to article 15.2 of the Articles) could be voted upon is scheduled to take place within 180 days after the right to nominate arises, the Investor may request LBI to convene a general meeting to allow for the appointment of such nominee within such period. If the Investor so requests, LBI shall use its reasonable best efforts to cause, at the shortest period of time reasonably possible, a general meeting to be convened at which the relevant nominee or nominees can be appointed pursuant to a binding nomination in accordance with article 12.3 of the Articles. Pending appointment at a general meeting to be convened pursuant to this Clause 4.4, any Investor nominee under this Nomination Agreement shall be entitled to attend all Board meetings and shall receive any such information, at the same time, as received by Board members.

4.5	If and when the Dutch Civil Code allows for the direct appointment of non-executive Board members onto the Board in a manner as provided for in Article 2:143 of the Civil Code for the supervisory board of a Dutch limited liability company (naamloze vennootschap) as of the date hereof, LBI shall, if requested in writing by the Investor, use its reasonable best efforts to cause the Board to take all reasonable actions that are necessary to amend the Articles to implement, to the extent allowed by law, a direct Board appointment mechanism for the appointment of non-executives to the Board, substantially similar to the provisions included in article 12.4 of the Articles as laid down in the deed of amendment of the Articles of 22 May 2013. The Parties shall then also amend this Agreement to reflect such direct appointment mechanism, in a manner substantially similar to the provisions of the nomination agreement between the Parties dated 10 March 2015.

5.	BOARD COMMITTEES

5.1	If at any time during the term of this Agreement the Investor is or becomes a Three Director Investor, then so long as the Investor remains a Three Director Investor, at least one non-executive member of the Board nominated by the Investor shall be entitled to serve on each Committee to the extent not prohibited by law or by any then applicable stock exchange rules or listing requirements. Each non-executive member of the Board nominated by the Investor to serve on any such Committee shall disclose any conflict of interest to the other members of such Committee and with respect to any matter in which such non-executive member has or reasonably could be expected to have a conflict of interest (as determined by the other members of such Committee or the other members of the Board in their sole discretion) the non-executive member shall be recused and not receive information or participate in discussions, deliberations, or decision-making processes related to such matter.

6.	DURATION

6.1	Except with respect to the provisions of this Agreement that expressly survive the Termination Date (defined below), this Agreement is entered into for an indefinite period of time and shall terminate as of the date on which the Investor, together with its Affiliates, holds directly or indirectly less than 5% of the Outstanding Shares of LBI (the “Termination Date”). Within three Business Days after the Termination Date the Investor shall notify LBI and, promptly following the written request of the Nominating and Governance Committee of the Board, shall cause the nominee or nominees of the Investor, as applicable, to execute and deliver a written resignation which shall be effective with respect to LBI and shall not permit any such nominee or nominees to revoke any such resignation.

7.	MISCELLANEOUS

7.1	Invalid Provisions

In the event that a provision of this Agreement is null and void or unenforceable (either in whole or in part), the remainder of this Agreement shall continue to be effective to the extent that, given this Agreement’s substance and purpose, such remainder is not inextricably related to the null and void or unenforceable provision. The Parties shall make every effort to reach agreement on a new clause whose effect differs as little as possible from the null and void or unenforceable provision, taking into account the substance and purpose of this Agreement.

7.2	Amendment

No amendment to this Agreement shall have any force or effect unless it is in writing and signed by both Parties.

7.3	Entire Agreement

This Agreement contains the entire agreement between the Parties with respect to the subject matter covered hereby and supersedes all earlier agreements and understandings, whether oral, written or otherwise, between the Parties.

7.4	No Implied Waiver; No Forfeit of Rights

a.	Any waiver under this Agreement must be given by written notice to that effect.

b.	If the Investor does not exercise any right under this Agreement, this shall not be deemed to constitute a forfeit of any such rights (rechtsverwerking).

7.5	No Rescission

To the extent permitted by law, the Parties hereby waive their rights under Articles 6:265 to 6:272 inclusive of the Civil Code to rescind (ontbinden), or demand in legal proceedings the total or partial rescission (ontbinding) of this Agreement or to nullify this Agreement because of error (dwaling).

7.6	Assignment

The Investor may assign this Agreement in whole but not in part to any of its Affiliates. Except for such assignments to Affiliates, the Investor may not transfer or assign this Agreement or any of its rights hereunder. Any transfer or assignment in violation of this Agreement shall be null and void and of no force and effect.

7.7	Resignation of Members for Cause

7.7.1	In the event that the Board resolves that a non-executive member of the Board should resign for Cause, such non-executive member shall and, in case such non-executive member is a nominee of the Investor, the Investor shall cause such non-executive member to, promptly execute and deliver an irrevocable resignation which shall be effective with respect to LBI.

7.7.2	For the purpose of this Clause 7.7, “Cause” shall mean in respect to any non-executive member of the Board: (A) indictment, conviction, guilty plea or plea of no lo contendere to, or confession of guilt of a felony or criminal act involving moral turpitude during such member’s term; (B) willful misconduct or gross negligence in the performance or intentional non-performance of member’s duties to LBI or any of its subsidiaries; (C) commission of a fraudulent or illegal act (including, without limitation, misappropriation, embezzlement or similar conduct) in respect of LBI or any of its Affiliates, customers or subsidiaries or (D) material breach of any LBI policy or any other misconduct that causes material harm to LBI, its Affiliates, customers or subsidiaries, or its or their respective business reputations.

7.8	Resignation of Director Nominees

Without prejudice to Clause 7.7, in the event that (i) a Three Director Investor becomes a Two Director Investor, (ii) a Three Director Investor becomes a One Director Investor, or (iii) a Two Director Investor becomes a One Director Investor (in each case, because such Investor, together with its Affiliates, ceases to hold directly or indirectly the requisite amount of the Outstanding Shares of LBI set forth in Clause 4 of this Agreement), such Investor shall notify LBI within three Business Days of such event and, promptly following the written request of the Nominating and Governance Committee of the Board, shall cause one or more of the nominees of the Investor, as applicable, to execute and deliver a resignation which shall be effective with respect to LBI on the date of such resignation and shall not permit any such nominee or nominees to revoke any such resignation.

7.9	Nomination of Additional Director Nominees

In the event that (i) a One Director Investor becomes a Two Director Investor, (ii) a One Director Investor becomes a Three Director Investor, (iii) a Two Director Investor becomes a Three Director Investor (in each case, because such Investor, together with its Affiliates, acquires directly or indirectly the requisite amount of the Outstanding Shares of LBI set forth in Clause 4 of this Agreement), or (iv) a nominee of the Investor on the Board resigns his position as non-executive member of the Board or otherwise terminates his non-executive membership on the Board, such Investor shall notify LBI within three Business Days of such event and, as soon as commercially practicable following the written request of the Investor, LBI shall use its reasonable best efforts to cause the Board to take all of the actions that are necessary to ensure that the Investor is able to nominate to the Board the number of non-executive members indicated in Clause 4 of this Agreement so that the relevant nominee is, or nominees are, appointed to the Board within the shortest possible period of time (including, for the avoidance of doubt, the increase of the number of Board members, the appointment of additional independent Board members to ensure compliance with applicable listing standards, and the appointment of the Investor’s nominee in accordance with Clause 7.11); provided, however, that the failure of such Investor to so notify LBI within three Business Days shall not affect such Investor’s rights to nominate persons for appointment as non-executive members of the Board pursuant to this Agreement. For the avoidance of doubt, if the appointment of the Investor’s nominee(s) pursuant to this Clause 7.9 would cause the Board to fail to have a majority of independent members under the applicable listing standards, the appointment of such Investor’s nominee(s) may be delayed for up to ninety (90) days in order to select and appoint a sufficient number of independent Board members so that, upon the appointment of such Investor nominee(s), the Board will be comprised of a majority of independent members.

7.10	Appointment Pending General Meeting of Shareholders

As soon as practicable after the date on which the right to nominate one or more members to the Board arises, the Investor shall submit to LBI all personal details LBI reasonably requires in connection with the appointment of a Board member. Following such submission, LBI shall use its reasonable best efforts to cause the Board to take all of the actions to appoint the relevant nominee or nominees as soon as practicable to the Board in accordance with the provisions of Article 2:134 (4) of the Civil Code and article 15.2 of the Articles, which appointment shall terminate on the date of the next general meeting of shareholders of LBI, on which date the relevant nominee or nominees shall be nominated for (re)appointment to the Board. If any Investor nominee, for any reason, is not appointed to the Board during a general meeting of the shareholders of LBI, the Investor shall as soon as practicable put forward another nominee who shall be appointed to the Board by the Board in accordance with the provisions of Article 2:134 (4) of the Civil Code and article 15.2 of the Articles, which appointment shall terminate on the date of the then following general meeting of shareholders of LBI, on which date an Investor nominee shall be nominated for appointment to the Board.

7.11	Calling General Meeting

In the event the Investor, together with its Affiliates, holds directly or indirectly 5% or more of the Outstanding Shares of LBI, the Investor can require the Board to call (and LBI shall use its reasonable best efforts to cause to occur) a general meeting of shareholders at the shortest practicable notice in the event the ability to appoint an additional member of the Board pursuant to Clauses 7.9 and 7.10 above would not be permitted pursuant to the provisions of Article 2:134 (4) of the Civil Code and article 15.2 of the Articles.

7.12	Choice of Law

This Agreement shall be exclusively governed by and construed in accordance with the laws of The Netherlands, without regard to any conflict of law rules under Dutch private international law.

7.13	Disputes

All disputes arising in connection with this Agreement shall be finally settled in accordance with the arbitration rules of The Netherlands Arbitration Institute (NAI). The arbitral tribunal shall be composed of three (3) arbitrators: one selected by LBI, one selected by the Investor and the third agreed upon by the first two selected arbitrators. The place of arbitration shall be Amsterdam. The arbitral procedures shall be conducted in the English language. Consolidation of the arbitral proceedings with other arbitral proceedings pending in The Netherlands, as provided in Article 1046 of The Netherlands Code of Civil Procedure, is excluded.

Signed on this 1st day of June 2018

LYONDELLBASELL INDUSTRIES N.V.

By:	/s/ Bhavesh V. Patel
Name:	Bhavesh V. Patel
Title:	Chief Executive Officer

AI INTERNATIONAL CHEMICALS S.à R.L.

By:	/s/ Alejandro Moreno
Name:	Alejandro Moreno
Title:	Class A Manager

By:	/s/ Dawn E. Shand
Name:	Dawn E. Shand
Title:	Class B Manager